UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 01, 2026

The Gorman-Rupp Company

(Exact name of Registrant as Specified in Its Charter)

Ohio	1-6747	34-0253990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 South Airport Road
Mansfield, Ohio		44903
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (419) 755-1011

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	GRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2026, The Gorman-Rupp Company (the "Company"), entered into new Change of Control Severance Agreements (the "Severance Agreements") with certain employees of the Company, including the Company's Chief Executive Officer and President, Scott A. King, Executive Vice President, General Counsel and Corporate Secretary, Brigette A. Burnell, and Chief Financial Officer, Ronald F. Stoops.

In general, the Severance Agreements are subject to an initial term of one year with a one-year “evergreen” renewal period absent timely notice by either party to a Severance Agreement that it does not wish to so extend the term. Under the Severance Agreements, if, within two years following a "Change of Control" (as defined in the Severance Agreements) an executive officer's employment is terminated by the Company without "Cause," "Disability" (each as defined in the Severance Agreements) or death, or terminated by the executive officer for "Good Reason" (as defined in the Severance Agreements), or such a termination occurs within six months prior to a Change of Control and primarily in anticipation of the Change of Control, the executive officer would become eligible to receive severance benefits.

The Severance Agreements provide for, among other things, the following severance benefits:

•
For the Chief Executive Officer and President, a lump-sum payment equal to (1) three times the sum of the executive's annual base salary plus the executive's Prior Bonus Amount (as defined in the Severance Agreements) and (2) the executive's Prorated Annual Bonus (as defined in the Severance Agreements). For the other executive officers, the lump-sum payment is equal to (1) two times the sum of the executive's annual base salary plus the executive's Prior Bonus Amount and (2) the executive's Prorated Annual Bonus.
•
A lump-sum payment equal to eighteen months of COBRA medical coverage premiums based on the level of coverage in effect immediately prior to termination.
•
A lump-sum payment equal to the increase in benefits that would result from an additional twenty-four months of credited service under the Company's qualified and supplemental retirement plans, subject to offsets for any change-in-control benefits otherwise payable under those plans as a result of a Change of Control.
•
Accelerated vesting of outstanding equity awards in specified circumstances following a Change of Control, including full vesting of time-based equity awards and vesting or payout of performance-based awards based on actual performance or target performance, as applicable, pursuant to the terms of the Severance Agreements.

Receipt of severance benefits generally is conditioned upon the executive's execution and non-revocation of a release of claims in favor of the Company. The Severance Agreements also include a "best pay" provision designed to reduce payments if doing so would result in a greater payment amount to the executive on an after-tax basis, after taking into account all applicable taxes, including any excise tax imposed as a result of Sections 280G and 4999 of the Internal Revenue Code. The Severance Agreements do not provide a tax gross-up.

The foregoing summary is qualified in its entirety by reference to the form of Severance Agreement with the Company's executive officers and the Severance Agreement with the Company's CEO, which are filed, respectively, as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit

(10.1)	Change of Control Severance Agreement-Form for Other Executive Officers-2026

(10.2)	Change of Control Severance Agreement-CEO-2026

(104)	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GORMAN-RUPP COMPANY

Date:	October 2, 2026	By:	/s/Brigette A. Burnell
Brigette A. Burnell Executive Vice President, General Counsel and Corporate Secretary